Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

Alliance Financial Announces Record Second Quarter Earnings

Syracuse, NY, July 15, 2008 - Alliance Financial Corporation (NASDAQ: ALNC) (“Alliance” or “Company”), the holding company for Alliance Bank, N.A. (“Bank”), announced today that its net income for the second quarter of 2008 was $2.9 million, an increase of 27.0% compared with $2.3 million in the year-ago quarter. Diluted earnings per share increased 31.3% to $0.63 in the second quarter, compared with $0.48 in the second quarter of 2007.

Net income increased $811,000 or 39.1%, while diluted earnings per share increased 40.0% compared with the first quarter of 2008. Net income for the six months ended June 30, 2008 was $5.0 million or $1.07 per diluted share, compared with $4.6 million or $0.97 per diluted share in the year-ago period.

The Company attributed the positive results for the quarter to higher net interest income and continued tight control of expenses which combined to offset higher credit costs.

Jack H. Webb, President and CEO of Alliance said, “Solid performance in all of our core business lines resulted in record profitability in the second quarter. Credit quality indicators within our various loan portfolios remained stable during the quarter; nevertheless we increased our reserve for credit losses by $467,000 in the second quarter. We recognize that there are many challenges within the broader economy and the financial services sector, however, by primarily focusing on the Central New York market and our ability to make decisions locally we have positioned our Company for continued success.”

Balance Sheet Highlights

Total assets were $1.3 billion at June 30, 2008, which increased slightly from December 31, 2007. Total loans and leases (net of unearned income) were $902.3 million at June 30, 2008, compared with $884.2 million and $895.5 million at March 31, 2008 and December 31, 2007, respectively. Growth in the Company’s consumer lending businesses in the second quarter outpaced slight declines in commercial loans and leases.

Residential mortgages outstanding increased $14.2 million or 5.1% during the quarter, and totaled $294.0 million at June 30. Residential mortgage demand was strong in the second quarter, with the Company’s origination volume increasing 20% compared with the year-ago period. Alliance has increased its share of the local residential mortgage market in part due to closures or consolidation among non-bank mortgage originators and a focused expansion of the Company’s origination team in Central New York. The Company originates only conventional residential mortgages in its local markets, and has no direct exposure to sub-prime, Alt-A, negative amortizing or other higher risk residential mortgages.

Indirect auto loans increased $8.1 million or 4.7% in the second quarter. Applications received through the Company’s indirect lending program are subject to the same comprehensive underwriting criteria and procedures as its direct lending program. Approximately 85% of the indirect auto originations in 2008 were to borrowers with credit scores exceeding 700.

Total deposits were $927.5 million at June 30, 2008, compared with $972.7 million and $944.2 million at March 31, 2008 and December 31, 2007, respectively. Seasonal net decreases in municipal money market and time deposits comprised the majority of the decrease in deposits during the second quarter.

Shareholders’ equity was $115.2 million at June 30, 2008, compared with $116.0 million and $115.6 million at March 31, 2008 and December 31, 2007, respectively. Net income was $2.9 million in the second quarter and the Company declared a dividend totaling $1.1 million ($0.24 per share). In addition, the Company continued its stock repurchase program in the second quarter with the purchase of 10,650 shares of its stock for a total of $261,000. The average cost of the shares repurchased was $24.47 per share. Also impacting shareholders’ equity in the second quarter was a $2.3 million decrease in accumulated other comprehensive income, which resulted primarily from a decrease in unrealized gains on securities available-for-sale due primarily to changes in market conditions and interest rates. The securities available-for-sale portfolio is predominantly comprised of investment grade mortgage-backed securities, securities issued by U.S. government-sponsored enterprises and municipal securities. Our mortgage-backed securities portfolio is comprised of pass-through securities backed by conventional residential mortgages, and does not include any securities backed by sub-prime, Alt-A or other high-risk mortgages. Capital ratios for the Company and the Bank remain strong, with all capital ratios exceeding the thresholds required for classification as “well-capitalized” institutions, which is the highest of five regulatory classifications.

Asset Quality and the Provision for Credit Losses

The Company’s asset-quality indicators were relatively stable in the second quarter. Loans and leases past due 30 days or more, which includes nonperforming loans, totaled $11.3 million or 1.26% of total loans and leases at June 30, 2008, compared with $10.9 million or 1.24% of total loans and leases at March 31 and $16.4 million or 1.84% of total loans and leases at December 31, 2007. The Company’s delinquencies at June 30, 2008 are not concentrated in any one segment of the loan and lease portfolio. Residential mortgages and commercial loans, the two largest segments of our loan and lease portfolio, comprised the largest portion of total delinquencies, at 44.0% and 32.7%, respectively, of total delinquencies.

Nonperforming loans and leases were $4.3 million or 0.48% of total loans and leases at June 30, 2008, which was a decrease of $288,000 from March 31, 2008, and $2.4 million lower than December 31, 2007. Conventional residential mortgages comprised $1.2 million (22 loans) or 28.1% of nonperforming loans and leases at June 30. The largest single nonperforming loan at the end of the second quarter is a commercial credit that was written down in the first quarter of 2008 to its estimated collectible amount of

$600,000. The decrease in nonperforming loans and leases compared with December 31, 2007 resulted largely from a $2.4 million decrease in nonperforming commercial loans during the first quarter of 2008. This reduction was due primarily to principal paydowns, collateral liquidation and charge-offs with respect to the two largest nonperforming loans at that time.

The provision for credit losses was $1.3 million and $2.7 million in the quarter and six months ended June 30, 2008, respectively, compared with $700,000 and $1.5 million in the year-ago periods, respectively. Net charge-offs were $844,000 and $2.5 million in the three months and six months ended June 30, 2008, respectively, compared with $495,000 and $941,000 in the year-ago periods, respectively. The increase in net charge-offs in 2008 was due largely to comprehensive liquidation strategies implemented in the first quarter on the two largest non-performing commercial relationships at that time, which resulted in charge-offs of $1.2 million or 65% of the first quarter’s total gross charge-offs. The increased level of provisions in 2008 is a reflection of marginally higher levels of loan delinquencies and increases in charge-offs and levels of classified loans in 2008, and management’s assessment of the potential impact on the Company’s portfolio of macroeconomic factors and credit market conditions affecting the financial sector generally. The Company has no direct exposure to the various types of high risk residential mortgages currently impacting the financial sector. Net charge-offs equaled 0.37% and 0.55%, respectively, of average loans and leases during the three months and six months ended June 30, 2008, compared with 0.22% and 0.21%, respectively, in the year-ago periods. The provision for credit losses as a percentage of net charge-offs was 155.3% and 109.2%, respectively, in the quarter and six months ended June 30, 2008, compared with 141.4% and 154.1%, respectively, in the year-ago periods.

The allowance for credit losses was $8.7 million at June 30, 2008, compared with $8.2 million at March 31, 2008 and $8.4 million at December 31, 2007. The ratio of the allowance for credit losses to total loans and leases was 0.96% at June 30, 2008, compared with 0.93% at March 31, 2008 and 0.94% at December 31, 2007. The ratio of the allowance for credit losses to nonperforming loans and leases was 199% at June 30, 2008, compared with 177% at March 31, 2008 and 126% at December 31, 2007.

Net Interest Income

Net interest income totaled $9.5 million in the three months ended June 30, 2008, representing increases of $1.5 million or 18.1% compared with the second quarter of 2007, and $740,000 or 8.4% compared with the first quarter of 2008. The increases in net interest income were driven by higher net interest margins combined with earning asset growth. Average earning assets increased $47.6 million in the second quarter compared with the year-ago quarter, and were up $7.8 million compared with the first quarter of 2008, with much of the growth in the Company’s residential mortgage portfolio.

The Company’s tax-equivalent net interest margin increased by 38 basis points in the second quarter compared with the year-ago quarter, and was up 24 basis points compared to the first quarter of 2008. The net interest margin on a tax-equivalent basis was 3.39% in the second quarter of 2008, compared with 3.01% in the second quarter of 2007 and 3.15% in the first quarter of 2008. The increase in the Company’s net interest margin was the result of a decrease in the Company’s tax-equivalent earning asset yield of 46 basis points in the second quarter compared with the year-ago quarter, which was offset by a decrease in its cost of funds of 96 basis points over the same period.

Net interest income for the six months ended June 30, 2008 totaled $18.3 million, an increase of 13.3% compared with $16.1 million in the year-ago period. Average earning assets increased $45.9 million in the first half of 2008 compared with the year-ago period. The tax-equivalent net interest margin was 3.27% in the first half of 2008, compared with 3.02% in the first half of 2007. A decrease of 32 basis points in the Company’s tax-equivalent earning assets yield in the first half of 2008 compared with the same period in 2007 was offset by a 65 basis point decrease in its cost of funds over the same period.

The overall net interest margin growth in 2008 is primarily the result of the Company’s balance sheet management and deposit pricing strategies and the effect of those strategies in the current lower interest rate environment. The rate of decline in the Company’s cost of funds is expected to slow in the second half of 2008 which will likely cause a slowing in the rate of growth in the Company’s net interest margin.

Non-Interest Income and Non-Interest Expenses

Non-interest income was $5.3 million in the second quarter of 2008, which was an increase of $151,000 or 2.9% from the second quarter of 2007. Non-interest income comprised 35.7% of total revenue in the second quarter of 2008 compared with 39.0% in the year-ago quarter and 36.3% in the first quarter of 2008. The decline in this ratio has been driven entirely by the increase in net interest income.

Non-interest income totaled $10.5 million in the first six months of 2008, which is an increase from $10.2 million in the year-ago period. Approximately half of the increase in the first half of 2008 compared with 2007 resulted from securities gains and non-recurring income recorded in the first quarter of 2008, with the balance of the increase resulting primarily from higher customer transaction fees.

Non-interest expenses were $9.6 million in the quarter ended June 30, 2008, an increase of 1.0% compared to $9.5 million in the second quarter of 2007. Non-interest expenses decreased 1.7% from the first quarter of 2008.

Non-interest expenses were $19.4 million in the six months ended June 30, 2008, an increase of 3.4% compared with $18.8 million in the first half of 2007.

The Company’s efficiency ratio improved to 65.1% in the second quarter of 2008, compared with 72.4% in the year-ago quarter and 71.1% in the first quarter of 2008. The Company’s efficiency ratio was 68.0% in the six months ended June 30, 2008, compared with 71.5% in the year-ago period.

The Company’s effective tax rate was 25.1% and 25.3%, respectively, for the quarter and six months ended June 30, 2008, compared with 22.8% and 23.4%, respectively, in the year-ago periods. The increase in the effective tax rate in 2008 primarily reflects a decline in the percentage of non-taxable income to pre-tax income.

Alliance Financial Corporation is an independent financial holding company with Alliance Bank, N.A. as its principal subsidiary that provides banking, commercial leasing, and trust and investment services through 29 offices in Cortland, Madison, Oneida, Onondaga and Oswego counties. The Bank also operates an investment management administration center in Buffalo, N.Y. and offers equipment lease financing through its wholly-owned subsidiary, Alliance Leasing, Inc. Alliance also operates a wholly-owned multi-line insurance subsidiary, Ladd’s Agency, Inc.

This press release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Alliance Financial Corporation. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: an increase in competitive pressure in the banking industry; changes in the interest rate environment which may affect the net interest margin; changes in the regulatory environment; general economic conditions, either nationally or regionally, that are less favorable than expected, resulting, among other things, in a deterioration in credit quality; changes in business conditions and inflation; changes in the securities markets; changes in technology used in the banking business; our ability to maintain and increase market share and control expenses; the possibility that our investment management business will fail to perform as currently anticipated; and other factors detailed from time to time in our SEC filings.

Contact:	Alliance Financial Corporation
	J. Daniel Mohr, Treasurer and CFO	(315) 475-4478

Alliance Financial Corporation

Consolidated Statements of Income (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
	(Dollars in thousands, except share and per share data)
Interest income:
Loans, including fees	$13,682	$14,662	$27,836	$29,223
Federal funds sold and interest bearing deposits	43	—	89	3
Securities	3,255	2,987	6,606	5,800

Total interest income	16,980	17,649	34,531	35,026

Interest expense:
Deposits:
Savings accounts	112	114	218	224
Money market accounts	1,130	1,587	2,516	3,140
Time accounts	3,896	5,106	8,550	9,989
NOW accounts	173	230	387	413

Total	5,311	7,037	11,671	13,766

Borrowings:
Repurchase agreements	374	717	864	1,411
FHLB advances	1,451	1,353	2,962	2,740
Mortgagors’ escrow funds	11	6	19	9
Junior subordinated obligations	326	487	741	970

Total interest expense	7,473	9,600	16,257	18,896

Net interest income	9,507	8,049	18,274	16,130
Provision for credit losses	1,311	700	2,677	1,450

Net interest income after provision for credit losses	8,196	7,349	15,597	14,680

Non-interest income:
Investment management income	2,250	2,281	4,538	4,498
Service charges on deposit accounts	1,257	1,288	2,490	2,540
Card-related fees	543	489	1,045	935
Insurance agency income	482	459	820	856
Income from bank-owned life insurance	204	157	363	313
Gain on the sale of loans	136	39	162	83
Gain on sale of securities available-for-sale	—	—	137	—
Rental income from leases	68	50	134	126
Other non-interest income	347	373	784	804

Total non-interest income	5,287	5,136	10,473	10,155

Non-interest expense:
Salaries and employee benefits	4,912	4,563	9,917	8,997
Occupancy and equipment expense	1,674	1,705	3,397	3,527
Communication expense	204	217	402	409
Stationery and supplies expense	129	166	237	294
Marketing expense	278	426	569	716
Amortization of intangible asset	415	435	823	884
Professional fees	621	727	1,362	1,427
Other operating expense	1,397	1,302	2,718	2,538

Total non-interest expense	9,630	9,541	19,425	18,792

Income before income tax expense	3,853	2,944	6,645	6,043
Income tax expense	966	671	1,682	1,416

Net income	$2,887	$2,273	$4,963	$4,627

Share and Per Share Data
Basic average shares outstanding	4,556,157	4,709,334	4,567,092	4,716,944
Diluted average shares outstanding	4,613,726	4,771,091	4,624,860	4,785,445
Basic earnings per share	$0.63	$0.48	$1.09	$0.98
Diluted earnings per share	$0.63	$0.48	$1.07	$0.97
Cash dividends declared	$0.24	$0.22	$0.48	$0.44

Alliance Financial Corporation

Consolidated Balance Sheets (Unaudited)

	June 30, 2008	December 31, 2007
	(Dollars in thousands, except share and per share data)
Assets
Cash and due from banks	$28,564	$30,704
Securities available-for-sale	269,389	272,713
Federal Home Loan Bank of NY (“FHLB”) and Federal Reserve Bank (“FRB”) Stock	11,029	9,507
Loans and leases held for sale	807	3,163
Total loans and leases, net of unearned income	902,305	895,533
Less allowance for credit losses	8,651	8,426

Net loans and leases	893,654	887,107

Premises and equipment, net	21,187	21,560
Accrued interest receivable	4,377	4,501
Bank-owned life insurance	24,447	17,084
Assets held for sale	724	801
Goodwill	32,318	32,187
Intangible assets, net	12,360	13,183
Other assets	12,904	14,771

Total assets	$1,311,760	$1,307,281

Liabilities and shareholders’ equity
Liabilities:
Deposits:
Non-interest bearing	137,177	138,846
Interest bearing	790,273	805,367

Total deposits	927,450	944,213

Borrowings	224,636	201,929
Accrued interest payable	4,129	3,903
Other liabilities	14,529	15,902
Junior subordinated obligations issued to unconsolidated subsidiary trusts	25,774	25,774

Total liabilities	1,196,518	1,191,721

Shareholders’ equity:
Common stock	4,905	4,889
Surplus	41,004	38,847
Undivided profits	78,114	75,844
Accumulated other comprehensive income	647	1,205
Directors’ stock-based deferred compensation plan	(1,992)	—
Treasury stock	(7,436)	(5,225)

Total shareholders’ equity	115,242	115,560

Total liabilities and shareholders’ equity	$1,311,760	$1,307,281

Common shares outstanding	4,639,160	4,710,885
Book value per share	$24.84	$24.53
Tangible book value per share	$15.21	$14.90

Alliance Financial Corporation

Consolidated Average Balances (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
	(Dollars in thousands)
Earning assets:
Federal funds sold and interest bearing deposits	$6,829	$—	$6,950	$141
Securities(1)	286,447	264,562	286,664	263,823
Loans and leases receivable:
Residential real estate loans(2)	289,101	258,762	283,852	256,949
Commercial loans	220,093	221,512	219,266	221,722
Leases, net of unearned income(2)	124,695	131,520	127,233	131,258
Indirect loans	177,112	180,135	175,567	180,580
Other consumer loans	89,979	90,185	90,835	89,988

Loans and leases receivable, net of unearned income	900,980	882,114	896,753	880,497

Total earning assets	1,194,256	1,146,676	1,190,367	1,144,461

Non-earning assets	129,410	126,154	126,903	123,886

Total assets	$1,323,666	$1,272,830	$1,317,270	$1,268,347

Interest bearing liabilities:
Interest bearing checking accounts	$106,487	$95,575	$106,723	$96,027
Savings accounts	85,446	85,437	83,648	85,130
Money market accounts	228,124	198,490	219,480	199,491
Time deposits	394,558	433,410	404,176	429,097
Borrowings	218,258	177,521	214,248	178,835
Junior subordinated obligations issued to unconsolidated trusts	25,774	25,774	25,774	25,774

Total interest bearing liabilities	1,058,647	1,016,207	1,054,049	1,014,354

Non-interest bearing deposits	131,689	125,239	128,971	124,738
Other non-interest bearing liabilities	17,058	20,708	18,068	19,047

Total liabilities	1,207,394	1,162,154	1,201,088	1,158,139
Shareholders’ equity	116,272	110,676	116,182	110,208

Total liabilities and shareholders’ equity	$1,323,666	$1,272,830	$1,317,270	$1,268,347

(1)	The amounts shown are amortized cost and include FHLB and FRB stock
(2)	Includes loans and leases held for sale

Alliance Financial Corporation

Loan and Deposit Composition (Unaudited)

	June 30, 2008		March 31, 2008		December 31, 2007
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Loan portfolio composition
Residential real estate loans	$293,952	32.7%	$279,729	31.8%	$273,465	30.6%
Commercial loans	215,455	24.0%	217,294	24.7%	217,136	24.4%
Leases, net of unearned income	118,929	13.2%	121,134	13.8%	131,300	14.7%
Indirect loans	180,791	20.1%	172,692	19.6%	176,115	19.7%
Other consumer loans	89,504	10.0%	89,891	10.1%	94,246	10.6%

Total loans and leases	$898,631	100.0%	$880,740	100.0%	$892,262	100.0%

Net deferred loan costs	3,674		3,485		3,271
Allowance for credit losses	(8,651)		(8,184)		(8,426)

Net loans and leases	$893,654		$876,041		$887,107

Deposit composition
Non-interest bearing checking	$137,177	14.8%	$131,500	13.5%	$138,846	14.7%
Interest bearing checking	109,390	11.8%	108,789	11.2%	101,793	10.8%

Total checking	246,567	26.6%	240,289	24.7%	240,639	25.5%
Savings	87,647	9.5%	84,045	8.6%	81,154	8.6%
Money market	210,957	22.7%	226,870	23.3%	203,074	21.5%
Time deposits	382,279	41.2%	421,526	43.4%	419,346	44.4%

Total deposits	$927,450	100.0%	$972,730	100.0%	$944,213	100.0%

Alliance Financial Corporation

Asset Quality (Unaudited)

	June 30, 2008		March 31, 2008		December 31, 2007
Delinquent loans and leases	$	%(1)	$	%(1)	$	%(1)
	(Dollars in thousands)
30 days past due	$5,915	0.66%	$4,218	0.48%	$8,633	0.97%
60 days past due	1,019	0.11%	2,051	0.23%	1,042	0.12%
90 days past due and still accruing	52	0.01%	180	0.02%	39	—
Non-accrual	4,291	0.48%	4,451	0.51%	6,667	0.75%

Total	$11,277	1.26%	$10,900	1.24%	$16,381	1.84%

(1)	As a percentage of total loans and leases, excluding deferred costs

Non-performing assets	June 30, 2008	March 31, 2008	December 31, 2007
	(Dollars in thousands)
Non-accruing loans and leases
Residential real estate loans	$1,221	$1,143	$1,118
Commercial loans	2,525	2,568	4,988
Leases	169	524	320
Indirect loans	115	59	83
Other consumer loans	261	157	158

Total non-accruing loans and leases	4,291	4,451	6,667
Accruing loans and leases delinquent 90 days or more	52	180	39

Total non-performing loans and leases	4,343	4,631	6,706
Other real estate and repossessed assets	138	158	229

Total non-performing assets	$4,481	$4,789	$6,935

	Three months ended June 30,		Six months ended June 30,
Allowance for credit losses	2008	2007	2008	2007
	(Dollars in thousands)
Allowance for credit losses, beginning of period	$8,184	$7,333	$8,426	$7 ,029

Loans and leases charged-off	(1,076)	(818)	(2,957)	(1,453)
Recoveries of loans and leases previously charged-off	232	323	505	512

Net loans and leases charged-off	(844)	(495)	(2,452)	(941)

Provision for credit losses	1,311	700	2,677	1,450

Allowance for credit losses, end of period	$8,651	$7,538	$8,651	$7,538

Alliance Financial Corporation

Consolidated Financial Information (Unaudited)

	At or for the three months ended June 30,		At or for the six months ended June 30,
Key Ratios	2008	2007	2008	2007
Return on average assets	0.87%	0.71%	0.75%	0.73%
Return on average equity	9.93%	8.22%	8.54%	8.40%
Yield on earning assets	5.89%	6.35%	6.00%	6.32%
Cost of funds	2.82%	3.78%	3.08%	3.73%
Net interest margin (tax equivalent) (1)	3.39%	3.01%	3.27%	3.02%
Non-interest income to total income (2)	35.74%	38.95%	36.02%	38.63%
Efficiency ratio (3)	65.09%	72.36%	68.01%	71.49%
Dividend payout ratio (4)	38.10%	45.83%	44.86%	45.36%

Net loans and leases charged-off to average loans and leases, annualized	0.37%	0.22%	0.55%	0.21%
Provision for credit losses to average loans and leases, annualized	0.58%	0.32%	0.60%	0.33%
Allowance for credit losses to total loans and leases	0.96%	0.85%	0.96%	0.85%
Allowance for credit losses to non-performing loans and leases	199.2%	139.3%	199.2%	139.3%
Non-performing loans and leases to total loans and leases	0.48%	0.61%	0.48%	0.61%
Non-performing assets to total assets	0.34%	0.43%	0.34%	0.43%

(1)	Tax equivalent net interest income divided by average earning assets
(2)	Non-interest income (excluding net realized gains and losses on securities and other non-recurring gains and losses) divided by the sum of net interest income and non-interest income (as adjusted)
(3)	Non-interest expense divided by the sum of net interest income and non-interest income (as adjusted)
(4)	Cash dividends declared per share divided by diluted earnings per share

Alliance Financial Corporation

Selected Quarterly Financial Data (Unaudited)

	2008		2007
	Second	First	Fourth	Third	Second
	(Dollars in thousands, except share and per share data)
Interest income	$16,980	$17,551	$17,978	$18,028	$17,649
Interest expense	7,473	8,784	9,832	9,822	9,600

Net interest income	9,507	8,767	8,146	8,206	8,049
Provision for credit losses	1,311	1,366	1,200	1,140	700

Net interest income after provision for credit losses	8,196	7,401	6,946	7,066	7,349
Other non-interest income	5,287	5,185	5,705	5,432	5,136
Other non-interest expense	9,630	9,794	9,496	9,350	9,541

Income before income tax expense	3,853	2,792	3,155	3,148	2,944
Income tax expense	966	716	715	738	671

Net income	$2,887	$2,076	$2,440	$2,410	$2,273

Stock and related per share data
Basic earnings per share	$0.63	$0.45	$0.52	$0.51	$0.48
Diluted earnings per share	$0.63	$0.45	$0.51	$0.51	$0.48
Basic weighted average shares outstanding	4,556,157	4,578,027	4,699,106	4,709,334	4,709,334
Diluted weighted average shares outstanding	4,613,726	4,636,012	4,752,112	4,756,088	4,771,091
Cash dividends paid per share	$0.24	$0.24	$0.24	$0.22	$0.22
Dividend payout ratio(1)	38.10%	53.33%	47.06%	43.14%	45.83%
Book value	$24.84	$24.94	$24.53	$23.71	$23.06
Tangible book value(2)	$15.21	$15.27	$14.90	$13.87	$13.10

Capital
Tier 1 leverage ratio	7.41%	7.37%	7.53%	7.53%	7.41%
Tier 1 risk based capital	10.73%	10.36%	10.64%	10.62%	10.41%
Total risk based capital	11.70%	11.27%	11.59%	11.53%	11.29%

Selected ratios
Return on average assets	0.87%	0.63%	0.75%	0.75%	0.71%
Return on average equity	9.93%	7.15%	8.49%	8.64%	8.22%
Yield on earning assets	5.89%	6.12%	6.33%	6.43%	6.35%
Cost of funds	2.82%	3.35%	3.80%	3.86%	3.78%
Net interest margin (tax equivalent) (3)	3.39%	3.15%	2.98%	3.04%	3.01%
Non-interest income to total income (4)	35.74%	36.32%	40.01%	39.83%	38.95%
Efficiency ratio(5)	65.09%	71.14%	69.93%	68.56%	72.36%

Asset quality ratios
Net loans and leases charged-off to average loans and leases, annualized	0.37%	0.72%	0.29%	0.37%	0.22%
Provision for credit losses to average loans and leases, annualized	0.58%	0.61%	0.54%	0.51%	0.32%
Allowance for credit losses to total loans and leases	0.96%	0.93%	0.94%	0.88%	0.85%
Allowance for credit losses to non-performing loans and leases	199.2%	176.7%	125.7%	176.1%	139.3%
Non-performing loans and leases to total loans and leases	0.48%	0.52%	0.75%	0.50%	0.61%
Non-performing assets to total assets	0.34%	0.36%	0.53%	0.37%	0.43%

(1)	Cash dividends declared per share divided by diluted earnings per share
(2)	Shareholders’ equity less goodwill and intangible assets divided by common shares outstanding
(3)	Tax equivalent net interest income divided by average earning assets
(4)	Non-interest income (excluding net realized gains and losses on securities and other non-recurring gains and losses) divided by the sum of net interest income and non-interest income (as adjusted)
(5)	Non-interest expense divided by the sum of net interest income and non-interest income (as adjusted)